VPR Brands, LP (VPRB) on behalf of the company, I am pleased to give our shareholders a 90-day corporate update regarding the recent acquisition of the wholesale operations and assets of Vapor Corp (VPCO). We are excited to inform our shareholders that the transition of our management and business operations are proceeding on schedule. The Company’s wholesale division, along with current product lines have never stopped generating revenue since we took over. The transition has been seamless and this is partly due to the fact that we kept many of the former employees and sales associates on board, while strategically lowering costs by eliminating corporate redundancies and creating a business culture that is efficient and fiscally responsible.

On the corporate side, it is important to note that VPRB has no toxic debt. The company has a very low float of 2,343,816 and is widely held by insiders and management. Under my previous management we were able to uplist Vapor Corp from pink sheets all the way to the Nasdaq in 2014 just prior to my departure. Our management is again focused on building shareholder value while increasing sales and profit margins on our product lines.

The current brands under management are:

♣ HoneyStick brand (vapehoneystick.com) a premium open tank mod specifically designed and intended to be used for essential oils and which is becoming popular in medical and recreational marijuana legal states.

♣ Vaporin brand (vaporin.com) is a high quality entry-level range of product sold nationwide in smoke shops, convenience stores and gas stations.

♣ VaporX brand (iVaporX.com) a premium mod and open tank system program for the experienced Vape customer all for under $100 and available at retail in custom display.

♣ Hookah Stix brand Hookah flavor inspired “cigalikes” (which are electronic cigarettes designed to look as much as a tobacco cigarette as possible)

♣ Helium brand (vapehelium.com) the very first eliquid to be sold chilled to stay fresh in its unique customer counter top display chiller

3001 Griffin Rd. Fort Lauderdale FL 33312 ● vprbrands.com

With regards to the legal Medical and Recreational cannabis markets we have heavy market penetration in California, Colorado, Oregon, Connecticut, and Minnesota as well as service and have accounts in Washington, Nevada, Michigan, New Mexico, Alaska, Vermont, and Illinois.

Our products are sold in dispensaries with both private label and our flagship Honeystick brand. The Company has aligned with key partners in the states whether on the extraction or distribution side to service dispensaries within each market. We will be providing further updates on these partnerships, but expect our Co-branded items to be rolled into the market in the 4th quarter of 2016.

As stated previously we are fully operational at the original Vapor Corp offices and warehouse located at 3001 Griffin Rd in Fort Lauderdale, Florida and have even negotiated a reduction in our monthly facility rent by 30% per month. The core team employed in the wholesale operation of Vapor Corp. have been integrated into VPR Brands, LP (VPRB) assuming similar roles in sales and logistics. This is important as it will preserve continuity in the business allowing for the preservation of current customer relationships. Additional continuity is being preserved because all the brands, trademarks, websites and customer accounts were also transferred over to VPR Brands. Integration has been going smoothly and the wholesale and distributor accounts are pleased to have original Vapor Corp management back at the helm.

Vapor Corp name recognition, existing relationships with both suppliers and customers since 2008 is one of the longest running in the industry and is invaluable to VPR Brands, LP (VPRB). Vapor Corp has previously sold to over 25 of the country’s largest distributors and retail chain store customer and has existing vendor # 's with these accounts. It is our goal to reignite our business relationships with all the previous customers who helped make our products the most widely recognized in the industry. Under my previous management (of Vapor Corp) sales peaked close to $25 million in 2014.

Although Vapor Corp was once among the strongest in the industry, previously reported revenues for their wholesale business dropped from a reported $1,889,777 in the first quarter of 2016 by approximately $520,000 to a reported $1,369,415 for the 2nd quarter ending Jul 31, 2016. Considering the acquisition of the Vapor Corp wholesale business occurred at the end of July 2016, VPR Brands will report only two months of acquired wholesale business in this coming 3rd quarter of 2016. Prior to the acquisition, VPR Brands previously reported $61,526 in revenue for the 2nd quarter of 2016 related to sales of its Helium brand e-liquid.

3001 Griffin Rd. Fort Lauderdale FL 33312 ● vprbrands.com

The timing of the acquisition of Vapor Corp’s wholesale business was also very important. Within the E-cigarette and vapor industry significant upheaval is occurring due to a change in regulatory treatment by the FDA of these products. The government had set August 8, 2016 as the cutoff date of any new product from being introduced at retail in the U.S. without first receiving premarket approval from the FDA. It is expected this provision will allow for products that were currently available prior to August 8, 2016 to remain in the marketplace likely through 2019. Considering that no new products are being allowed to come into the marketplace, current wholesalers, such as VPR Brands, are especially well-positioned to provide product to retailers and consumers via online assets.

There is a massive shift occurring in the market for electronic cigarettes and other related products. Where several years ago the major use of electronic cigarettes was as a replacement for traditional cigarettes, the prevalence of using electronic cigarette technologies for the consumption of cannabis is quickly sweeping the marketplace. Whether for traditional tobacco product use or as a delivery mechanism for either medical or recreational cannabis usage, there is simply no debate about the sheer size of this market and the growth the market has experienced. We are positioned to be a large part of this industry.

Sincerely,

/s/ Kevin Frija
Kevin Frija CEO
VPR Brands, LP

3001 Griffin Rd. Fort Lauderdale FL 33312 ● vprbrands.com